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Pricing Supplement dated July 19, 2002	                           Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and	                       File No. 333-84692
Prospectus Supplement dated April 4, 2002)

	                    TOYOTA MOTOR CREDIT CORPORATION

	                    Medium-Term Note - Floating Rate
____________________________________________________________________________________

Principal Amount:  $150,000,000			Trade Date: July 19, 2002
Issue Price: See "Plan of Distribution"		Original Issue Date: July 24, 2002
Initial Interest Rate:  See "Additional 	Net Proceeds to Issuer: $149,985,000
     Terms of the Notes -- Interest"		Principal's Discount
Interest Payment Period: Quarterly	 	  or Commission: 0.01%
Stated Maturity Date: July 25, 2003
____________________________________________________________________________________
Calculation Agent:  Deutsche Bank Trust Company Americas
Interest Calculation:
     [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
            (Fixed Interest Rate): 			   Date):
     [ ]  Other Floating Rate Note			  (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
	      [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
              [X]  LIBOR	[ ]  Treasury Rate	[ ]  Other (see attached)
                        If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                        [X]  Telerate Page: 3750

     Initial Interest Reset Date: October 25, 2002	Spread (+/-): -0.07%
     Interest Rate Reset Period: Quarterly		Spread Multiplier:  N/A
     Interest Reset Dates: January 25, April 25,	Maximum Interest Rate: N/A
 	  July 25, October 25
     Interest Payment Dates: January 25, April 25,	Minimum Interest Rate:  N/A
       July 25, October 25, commencing			Index Maturity: 3 month
       October 25, 2002					Index Currency: U.S. dollars

Day Count Convention:
    [ ]  30/360 for the period from       to
    [X]  Actual/360 for the period from July 24, 2002 to July 25, 2003
    [ ]  Other (see attached)

Redemption:
    [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
    [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
    [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of
	the holder of the Notes.
	Optional Repayment Date(s):
	Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
	  (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                                 ___________________________

                                  J.P. Morgan Securities Inc.

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                                ADDITIONAL TERMS OF THE NOTES

Interest

The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on July 22, 2002 minus 0.07%.


Plan of Distribution

	Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc. ("JP Morgan"), Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, Amendment No. 2 thereto, dated August 24, 2001 and Amendment No. 3 thereto, dated April 4, 2002 (as amended, the "Agreement"), JP Morgan, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. JP Morgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by JP Morgan.

	Under the terms and conditions of the Agreement, JP Morgan is committed to take and pay for all of the Notes offered hereby if any are taken.